As filed with the Securities and Exchange Commission on July 21, 2005

Registration No. 333-101445

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective
Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24025 Park Sorrento
Suite 400
Calabasas, California	91302
(Address of principal executive offices)	(Zip Code)

THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN

(Full title of plan)

Timothy J. Geckle

Senior Vice President, General Counsel and Secretary

The Ryland Group, Inc.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

818-223-7500

(Name, address and telephone
number of agent for service)

EXPLANATORY NOTE

The Ryland Group, Inc., a Maryland corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on November 25, 2002 (file no. 333-101445), with respect to shares of the Registrant’s Common Stock, par value $1.00 (the “Common Stock”), thereby registered for offer or sale pursuant to The Ryland Group, Inc. 2002 Equity Incentive Plan (the “2002 Plan”).  A total of 2,630,864 shares (after giving effect to the Registrant’s two for one stock split effected on November 30, 2004) were registered for issuance under the Registrant’s 2002 Plan.

The Registrant has since adopted a new equity incentive plan, The Ryland Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) which replaces the 2002 Plan as of the date the shareholders approved the 2005 Plan.  No future awards will be made under the 2002 Plan.  According to the terms of the 2005 Plan, shares that were available for grant under the 2002 Plan that were not granted under the 2002 Plan are available for issuance under the 2005 Plan.  The total number of shares available for grant under the 2002 Plan on the date the Registrant’s stockholders approved the 2005 Plan was 769,576 shares (the “Carried Forward Shares”).  The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-101445), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2005 Plan, including but not limited to the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried Forward Shares from the 2002 Plan to the 2005 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the 2002 Plan to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

24.0	Power of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 20th day of July, 2005.

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Chad Dreier	R. Chad Dreier Chairman of the Board, President and	July 20, 2005
R. Chad Dreier	Chief Executive Officer (Principal Executive Officer)

/s/ Gordon A. Milne	Gordon A. Milne Executive Vice President and	July 20, 2005
Gordon A. Milne	Chief Financial Officer (Principal Financial Officer)

/s/ David L. Fristoe	David L. Fristoe Senior Vice President, Controller and	July 20, 2005
David L. Fristoe	Chief Accounting Officer (Principal Accounting Officer)

A majority of the Board of Directors:

R. Chad Dreier, Daniel T. Bane, Leslie M. Frécon, Roland A. Hernandez, William L. Jews, Ned Mansour, Robert E. Mellor, Charlotte St. Martin, and John O. Wilson

/s/ Timothy J. Geckle	As Attorney-in-Fact	July 20, 2005
Timothy J. Geckle